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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members
Linn Energy, LLC and Subsidiaries

        We consent to the use of our report dated May 12, 2005, with respect to the consolidated balance sheets of Linn Energy, LLC as of December 31, 2004 and 2003 and the related consolidated statements of operations, members' capital, and cash flows for the year ended December 31, 2004 and for the period from March 14, 2003 (inception) to December 31, 2003, included herein and to the reference to our firm under the heading "Experts" in Amendment No. 2 to Form S-1 of Linn Energy, LLC.

/s/ KPMG, LLP

Pittsburgh, Pennsylvania

October 28, 2005

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  EXHIBIT 23.1